Exhibit 99.1

Array BioPharma And Asahi Kasei Pharma Corporation Announce Development And Commercialization Collaboration For Novel Pain And Inflammation Program

-- Array to receive $12 million in up-front payment and up to $64 million in additional development and commercialization milestones, including up to double-digit royalties on future sales --

-- Array retains full commercialization rights for all compounds in all indications in territories outside of Asia and within Asia retains full rights to cancer indications for all compounds excluding those being developed by Asahi Kasei Pharma --

BOULDER, Colo. and TOKYO, March 31, 2016 /PRNewswire/ -- Array BioPharma Inc. (Nasdaq: ARRY) and Asahi Kasei Pharma Corporation today announced a strategic collaboration to develop and commercialize select Tropomyosin receptor kinase A (TrkA) inhibitors, including Array-invented ARRY-954, for pain, inflammation and other non-cancer indications. Array retains the right for all compounds for all indications outside of Asia. Within Asia, Array retains the right to cancer indications for all compounds, excluding those compounds being developed by Asahi Kasei Pharma, including ARRY-954.

TrkA is the highest affinity receptor for Nerve Growth Factor (NGF) and is widely expressed on peripheral pain sensing neurons. Activation of the TrkA pathway by NGF has been implicated in the pathogenesis of many difficult to treat human pain conditions such as osteoarthritis pain, chronic low back pain, diabetic peripheral neuropathy, cancer pain and interstitial cystitis. Preclinical studies have demonstrated that blocking the NGF/TrkA signaling axis with small molecule kinase inhibitors blocks peripheral pain responses in relevant in vivo models representing a variety of high unmet need human pain conditions.

ARRY-954 is a potent, orally available, small molecule inhibitor of TrkA. Owing to its allosteric mechanism of TrkA inhibition, ARRY-954 achieves very high levels of selectivity over other members of the Trk kinase family as well as other off-target kinases. In preclinical studies, ARRY-954 has demonstrated inhibition of peripheral pain responses in a variety of in vivo models representing difficult to treat human pain conditions.

Under the terms of the agreement, Array will receive an upfront payment of $12 million, is entitled to receive up to $64 million if certain development and commercialization milestones are achieved, and is eligible for up double-digit royalties. Asahi Kasei Pharma will have exclusive rights to develop and commercialize products in Japan, Korea, Taiwan and China for pain, inflammation and other non-cancer indications.

"We are excited to partner our TrkA for inflammation/pain program with Asahi Kasei Pharma," said Ron Squarer, Chief Executive Officer, Array BioPharma. "Asahi Kasei Pharma is committed to advancing the program into clinical development which will unlock its potential future value."

Asahi Kasei Pharma has substantial clinical development experience in the pain field, particularly in the field of musculoskeletal pain. Asahi Kasei Pharma promotes Elcitonin™ for pain with osteoporosis and was previously involved in co-promoting the anti-inflammatory drug Voltaren® with Novartis in Japan. Asahi Kasei Pharma is strongly committed to developing and commercializing compounds in the chronic pain field as its next major therapeutic area.

About Asahi Kasei Pharma
Asahi Kasei Pharma Corporation, headquartered in Tokyo, Japan, is a research-based health care innovator that discovers, develops, manufactures, and markets pharmaceuticals and diagnostic products. Asahi Kasei Pharma is a wholly owned business unit of Asahi Kasei Corporation, a US$18 billion technology company that provides innovative, science-based solutions to a diverse range of markets including health care, chemicals and fibers, housing and construction materials, and electronics. For more information, please visit the Asahi Kasei Corporation website at www.asahi-kasei.co.jp.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Array BioPharma Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the clinical development plans for the TrkA inhibitor program licensed to Asahi Kasei Pharma, expectations that events will occur that will result in greater value for the program licensed to Asahi Kasei Pharma or for Array, the potential for the results of ongoing preclinical trials to support further development and regulatory approval or the marketing success of a drug candidate, and the ability of Asahi Kasei Pharma to achieve the milestones resulting in payments to us under the agreement. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; the ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; and risks associated with dependence on third-party service providers to successfully conduct clinical trials within and outside the United States. We are providing this information as of March 31, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

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